Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)         Registration Statement (Form S-8 No. 333-182915) pertaining to the 2012 Employee Stock Purchase Plan of TESARO, Inc.

(2)         Registration Statement (Form S-8 No. 333-182916) pertaining to the 2012 Omnibus Incentive Plan and the 2010 Stock Incentive Plan of TESARO, Inc.

(3)         Registration Statement (Form S-3ASR No. 333-189718) pertaining to TESARO, Inc.’s shelf registration statement for common stock, preferred stock, debt securities, convertible debt securities, warrants, units or any combination of the foregoing.

of our report dated February 25, 2015, with respect to the consolidated financial statements of TESARO, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 25, 2015